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                                                                   EXHIBIT 3.121

                          CERTIFICATE OF INCORPORATION

                                       OF

                             PRIMEDIA COMPANIES INC.

          The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the Delaware General Corporation Law, hereby certifies that:

          FIRST: The name of the Corporation is PRIMEDIA Companies Inc.

          SECOND: The registered office and registered agent of the Corporation is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH: The total number of shares of common stock that the Corporation is authorized to issue is 1,000 shares of Common Stock, par value $0.01 each. The total number of shares of preferred stock that the corporation is authorized to issue is 1,000 shares of Preferred Stock, without par value.

          FIFTH: The Board of Directors of the Corporation is authorized to fix by resolution or resolutions the designation of each series of Preferred Stock and the powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware.

          SIXTH: The name and address of the incorporator is Michael Fierro, 425 Lexington Avenue, New York City, New York 10017-3954.

          SEVENTH: The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

          EIGHTH: Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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          IN WITNESS WHEREOF, the undersigned has signed this Certificate of
Incorporation on June 13, 2001.

                                                              /s/ Michael Fierro
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                                                                Michael Fierro